Exhibit 23.1

INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors and Stockholders
Rare Medium Group, Inc.:

The audit referred to in our report dated March 29, 1999, included the related financial statement schedule as of and for the year ended December 31, 1998, included in the annual report on Form 10-K/A. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.
In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements Nos. 33-37036, 33-37037, 33-85634, 33-85636, 33-89122 and 33-89124 on Form S-8, of
our reports dated March 29, 1999, relating to the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), cash flows and financial statement schedule for the year then ended which reports are included in the annual report on Form 10-K/A. Our report dated March 29, 1999, contains an explanatory paragraph that states that the Company has suffered net losses and losses from continuing operations, has a working capital deficiency, and has incurred accumulated losses through December 31, 1998. These factors, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                                      KPMG LLP
New York, New York
April 9, 1999